Exhibit 99.1

Tucows Reports Financial Results for First Quarter 2023

TORONTO, May 8, 2023 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the first quarter ended March 31, 2023. All figures are in U.S. dollars.

“Our first quarter results show the resilience of the Tucows businesses in the face of macroeconomic uncertainty over the last year, as well as the active role we’re taking in managing our operations for efficiency and long-term growth, said Elliot Noss, Tucows President and CEO. Our Ting business saw a 21% increase in revenue year over year, and just closed on $239 million in new funding. Wavelo has accelerated subscriber migration, and saw a 63% increase in revenue from last quarter. Our Tucows Domains business has seen domains under management and transactions stabilize post-pandemic, and we expect revenues and margin to similarly return to incremental growth as we realize the benefits of foreign exchange related price increases in the second half of 2022. And we’ve used cash flow from Wavelo and Tucows Domains to reduce our syndicated debt this quarter.”

Financial Results

Consolidated net revenue for the first quarter of 2023 decreased 0.8% to $80.4 million from $81.1 million for the first quarter of 2022. The growth in Ting and Wavelo revenues was offset primarily by a decrease in revenues in Tucows Domains. Although domains under management and transactions have stabilized post pandemic, there was a lower contribution from Expiry aftermarket sales in our Domains business.

Gross profit for the first quarter of 2023 decreased 34% to $14.1 million from $21.2 million for the first quarter of 2022. The decrease in Gross profit was driven primarily by increased network depreciation and impairment costs, as well as lower margin from our Domains business related to the lower Expiry aftermarket sales and prior year’s elevated pandemic related results and the impact of the foreign exchange related price increases not being fully realized yet. The decrease in Gross profit was partially offset by growth in the gross margin for both Ting and Wavelo.

Net loss for the first quarter of 2023 was $19.1 million, or a loss of $1.77 per share, compared with net loss of $3.0 million, or $0.28 per share, for the first quarter of 2022, with the loss being the result of accelerated build of our Ting Fiber Network and scaling up of operations, network depreciation, higher stock based compensation, and higher interest expenses.

Adjusted EBITDA1 for the first quarter of 2023 decreased 73% to $3.0 million from $11.3 million for the first quarter of 2022. The decrease in adjusted EBITDA1 was primarily related to expected and reduced contributions from Ting and Wavelo, which have both made significant investments over the past year to support future growth. To a lesser extent the adjusted EBITDA decrease is also related to lower contribution from Expiry aftermarket sales in our Domains business.

Cash and cash equivalents at the end of the first quarter of 2023 were $11.8 million compared with $23.5 million at the end of the fourth quarter of 2022 and $6.2 million at the end of the first quarter of 2022.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended March 31
	2023 (Unaudited)	2022 (Unaudited)	% Change
Net Revenues	80,430	81,099	(0.8)%
Gross Profit	14,061	21,198	(34)%
Income Earned on Sale of Transferred Assets, net	4,370	4,752	(8.0)%
Net Income (Loss)	(19,083)	(3,020)	(532)%
Basic earnings (Loss) per common share	(1.77)	(0.28)	(532)%
Adjusted EBITDA[1]	3,030	11,311	(73)%
Net cash by (used in) operating activities	(5,251)	5,407	(197)%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA[1]
	3 Months ended March 31		3 Months ended March 31		3 Months ended March 31
	2023 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2022 (Unaudited)
Ting:
Fiber Internet Services	11,853	9,788	7,868	5,750	(9,273)	(4,321)
Wavelo:
Platform Services	6,498	6,097	6,164	5,912
Other Professional Services	802	750	110	(26)
Total Wavelo Platform Services	7,300	6,847	6,274	5,886	335	2,047
Tucows Domains:
Wholesale
Domain Services	46,293	46,836	9,291	10,439
Value Added Services	4,531	5,649	3,925	4.993
Total Wholesale	50,824	52,485	13,216	15,432

Retail	8,418	9,061	4,305	4,302
Total Tucows Domains	59,242	61,546	17,521	19,734	10,338	11,774
Tucows Corporate:
Central Administration, Mobile Services and Eliminations	2,035	2,918	(523)	308	1,630	1,811
Network Expenses:
Network, other costs	n/a	n/a	(6,323)	(4,180)	n/a	n/a
Network, depreciation of property and equipment	n/a	n/a	(8,436)	(5,895)	n/a	n/a
Network, amortization of intangible assets	n/a	n/a	(378)	(378)	n/a	n/a
Network, impairment of property and equipment	n/a	n/a	(1,942)	(27)	n/a	n/a
Total Network expenses	n/a	n/a	(17,079)	(10,480)	n/a	n/a

Total	80,430	81,099	14,061	21,198	3,030	11,311

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and costs that are not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles income before provision for income taxes to Adjusted EBITDA (dollars in thousands):

	3 months ended March 31
	2023 (Unaudited)	2022 (Unaudited)
Net income (Loss) for the period	(19,083)	(3,020)
Less:
Provision for income taxes	(1,710)	1,078
Depreciation of property and equipment	8,588	6,043
Impairment and loss on disposition of property and equipment	1,942	412
Amortization of intangible assets	2,872	2,843
Interest expense, net	7,880	1,796
Accretion of contingent consideration	-	98
Stock-based compensation	2,246	1,391
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	40	53
Acquisition and transition costs*	255	617

Adjusted EBITDA	3,030	11,311

* Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisitions, including Simply Bits in November 2021. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Monday, May 8, 2023, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, for the subsequent seven days, until Monday, May 15, 2023, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Tuesday, May 30, 2023, at approximately 4 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 24 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:

Monica Webb, Senior Director, Investor Relations

(647) 898-9924 mwebb@tucows.com